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                           PURCHASE AND SALE AGREEMENT


This Purchase and Sale Agreement (Agreement), dated as of April 12, 1999, is by and among AMBRIT ENERGY CORP., a Delaware corporation, whose address is 8080 North Central Expressway, Suite 750, Dallas, Texas 75206, (hereinafter referred to as "Seller") and Castle Exploration Company, Inc. a Pennsylvania corporation (herein referred to as "Buyer"), whose address is 531 Plymouth Meeting Road, Plymouth Meeting, Pennsylvania 19462. Seller and Buyer are sometimes together referred to herein as "Parties".


                              W I T N E S S E T H:


         WHEREAS, Seller owns certain oil and gas leasehold interests and related assets more fully described on the exhibits hereto; and

         WHEREAS, Seller desires to sell and Buyer desires to acquire these interests and related assets on the terms and conditions hereinafter provided;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Seller and Buyer hereby agree as follows:

                             ARTICLE 1. DEFINITIONS

         1.1 "Agreement" shall mean this Purchase and Sale Agreement between Seller and Buyer.

         1.2 "AmBrit/United Lawsuit" shall mean Cause No. 98-10318 entitled "AmBrit Energy Corp. vs. United Oil & Minerals, Inc." currently pending in the 201st Judicial District Court of Travis County, Texas, and which may be moved to the District Court of Lavaca County, Texas, and given a new cause number pursuant to a Motion to Transfer Venue currently pending in such cause.

         1.3 "Assets" shall mean the following described assets and properties (except to the extent constituting Excluded Assets):

         (a)      the Leases;
         (b)      Wells;
         (b)      the Personal Property and Incidental Rights; and
         (c)      the Hydrocarbons



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         1.4. "Assumed Obligations" shall mean except as otherwise provided in
Section 16.3 and 16.4 below

         (a) all Environmental Obligations and/or Liabilities; and

         (b) all liabilities, duties, and obligations that arise on or after the Effective Time from ownership or operation of the Assets, including, but not limited to: (i) all liabilities and obligations of Seller from and after the Effective Time until Closing and of Buyer on or after Closing, with respect to compliance with all applicable rules, regulations, statutes, permits and orders, including, but not limited to, plugging, replugging and abandoning any wells, the restoration of any well sites, tank battery sites and gas plant sites, the proper removal, disposal and abandonment of any wastes or fixtures, and the proper capping and burying of all flow lines, which are included in the Assets;
(ii) all duties, liabilities and obligations arising on or after the Effective Time under any contract or agreement affecting the Assets in existence at the Effective Time, including those items listed on Exhibit A-2, and all obligations and benefits with respect to gas production, sales or processing imbalances with third parties; (iii) all duties, liabilities, and obligations that arise under the Leases, assignments in the chain of title of the Leases, and burdens on production; and (iv) all other duties, liabilities, and obligations assumed by Buyer under this Agreement.

         1.5. "Closing" shall be as defined in Section 12.1.

         1.6. "Closing Date" shall be as defined in Section 12.1.

         1.7. "Effective Time" shall mean 7:00 a.m., local time, on January 1, 1999.

         1.8. "Environmental Obligations or Liabilities" shall mean all liabilities, obligations, expenses (including, without limitation, all attorneys' fees), fines, penalties, costs, claims, suits or damages (including natural resource damages) of any nature, including personal injury, illness, disease, or wrongful death, associated with the Assets and attributable to or resulting from: (i) pollution or contamination of soil, groundwater or air, on the Assets and any other contamination of or adverse effect upon the environment, (ii) underground injection activities and waste disposal onsite,
(iii) clean-up responses, remedial, control or compliance costs, including the required cleanup or remediation of spills, pits, ponds, or lagoons, including any subsurface or surface pollution caused by such spills, pits, ponds, or lagoons, (iv) noncompliance with applicable land use, permitting, surface disturbance, licensing or notification requirements, and (v) violation of any federal, state or local environmental or land use law.



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         1.9. "Excluded Assets" shall mean the following:

         (a) (i) all trade credits, accounts receivable, notes receivable and other receivable attributable to Seller's interest in the Assets with respect to any period of time prior to the Effective Time; (ii) all deposits, cash, checks in process of collection, cash equivalents and funds attributable to Seller's interest in the assets with respect to any period of time prior to the Effective Date; (iii) all proceeds, benefits, income or revenues accruing (and any security or other deposits made) with respect to the Assets prior to the Effective Time; and (iv) all revenues deposited into the registry of the Court, plus any interest associated therewith, in connection with the AmBrit/United Lawsuit with respect to any period of time prior to the Effective Date.

         (b) all corporate, financial, and tax records of Seller; however, Buyer shall be entitled to receive copies, of any tax records which directly relate to any Assumed Obligations, or which are necessary for Buyer's ownership, administration, or operation of the Assets;

         (c) all claims and causes of action of Seller arising from acts, omissions or events, or damage to or destruction of the Assets, occurring prior to the Effective Time;

         (d) except as otherwise provided in Article 14, all rights, titles, claims and interests of Seller, with respect to any period prior to the Effective Time, (i) under any policy or agreement of insurance or indemnity;
(ii) under any bond; or (iii) to any insurance or condemnation proceeds or awards;

         (e) all Hydrocarbons produced from or attributable to the Assets with respect to all periods prior to the Effective Time, together with all proceeds from or of such Hydrocarbons;

         (f) claims of Seller for refund of or loss carry forwards with respect to production, windfall profit, severance, ad valorem or any other taxes attributable to any period prior to the Effective Time, or income or franchise taxes;

         (g) all amounts due or payable to Seller as adjustments or refunds under any contracts or agreements (including take-or-pay claims) and affecting the Assets, respecting periods prior to the Effective Time;

         (h) all amounts due or payable to Seller as adjustments to insurance premiums related to the assets with respect to any period prior to the Effective Time;


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         (i) all proceeds, benefits, income or revenues accruing (and any security or other deposits made) with respect to the Assets, and all accounts receivable attributable to the Assets, prior to the Effective Time;

         (j) all of Seller's intellectual property, including, but not limited to, proprietary computer software, patents, trade secrets, copyrights, names, marks and logos;

         1.10. "Hydrocarbons" shall mean crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids and other liquid or gaseous hydrocarbons (including C02), and shall also refer to all other minerals of every kind and character which may be covered by or included in the Leases and Assets.

         1.11. "Leases" shall mean, except to the extent constituting Excluded Assets, any and all interests owned by Seller and set forth on Exhibit A, or which Seller is entitled to receive by reason of any participation, joint venture, farm-in, farm- out, joint operating agreement or other agreement, in and to the oil, gas and/or mineral leases, permits, licenses, concessions, leasehold estates, royalty interests, overriding royalty interests, net revenue interests, executory interests, net profit interests, working interests, reversionary interests, fee and term mineral interests, and any other interests of Seller in Hydrocarbons, it being the intent hereof that the legal descriptions and depth limitations set forth on Exhibit A, are for information only and the term "Leases" includes all of Seller's right, title and interest in the interests described on Exhibit A even though such interests may be incorrectly described.

         1.12. "Performance Deposit" shall be as defined in Section 3.2.

         1.13. "Personal Property and Incidental Rights" shall mean all right, title and interest of Seller in and to or derived from the following insofar as the same do not constitute Excluded Assets and are assignable and are attributable to, appurtenant to, incidental to, or used for the operation of the
Leases:

         (a) all easements, rights-of-way, permits, licenses, servitudes or other interests;

         (b) all equipment and other personal property, inventory, spare parts, tools, fixtures, pipelines, salt water disposal wells, platforms, tank batteries, appurtenances, and improvements situated upon the Leases and used or held for use in connection with the development or operation of the Leases or the production, treatment, storage, compression, processing or transportation of Hydrocarbons from or in the Leases;

         (c) all contracts, agreements, and title instruments to the extent attributable to and affecting the Assets in existence at Closing, including all Hydrocarbon sales,

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purchase, gathering, transportation, treating, marketing, exchange, processing, and fractionating contracts, and joint operating agreements; and

         (d) originals of all lease files, land files, well files, production records, division order files, abstracts, title opinions, and contract files, insofar as the same are directly related to the Leases; including, without limitation, all seismic, geological, geochemical, and geophysical information and data, to the extent that such data is not subject to any third party restrictions, but excluding Seller's proprietary interpretations of same.

         1.14. "Purchase Price" shall be as defined in Section 3.1.

                    ARTICLE 2. AGREEMENT TO PURCHASE AND SELL

         Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Buyer and Buyer agrees to purchase and pay for the Assets and to assume the Assumed Obligations.

                      ARTICLE 3. PURCHASE PRICE AND PAYMENT

         3.1. Purchase Price.

         Subject to adjustment as set forth below, the Purchase Price for the Assets shall be TWENTY-TWO MILLION DOLLARS ($22,000,000.00) allocated among the Assets as provided in Exhibit B.

         3.2. Performance Deposit. Immediately upon the execution hereof, Buyer shall tender to Seller, by bank wire transfer, a Performance Deposit equal to ten percent (10%) of the Purchase Price.

         3.3.     Proration of Production and Expenses and Final Accounting.

         (a) The conveyance from Seller shall be effective as of 7:00 a.m., January 1, 1999, local time where the Properties are located ("Effective Date");

         (b) All production from the Assets and all proceeds from the sale of production prior to the Effective Date shall be the property of Seller. All production and proceeds attributable to production after the Effective Date shall be the property of Buyer. Seller shall be responsible for payment of all expenses attributable to the Assets prior to the Effective Date. Buyer shall be responsible for payment of all expenses attributable to the Assets after the Effective Date.



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         (c) All expenses associated with the AmBrit/United Lawsuit prior to the
Effective Time shall be the responsibility of Seller and all expenses associated with the AmBrit/United Lawsuit after the Effective Time shall be the responsibility of Buyer;

         (d) An accounting for net proceeds from production less applicable expenses and for oil and/or condensate in inventory, in storage or in the fill line will be prepared by Seller and delivered to Buyer not later than ninety
(90) days after Closing and the parties shall adjust the Purchase Price further accordingly;

         (e) The accounting provided for at subparagraphs (b) and (c) above (the "Final Accounting") shall reflect that Seller shall be entitled to receive from Buyer the aggregate of:

         (i) all severance and excise taxes paid directly by Seller on Buyer's oil and gas;
         (ii) all costs and expenses associated with the AmBrit/United Lawsuit on and after the Effective Time for which Seller has paid;
         (iii) all costs and expenses associated with the operation of the Assets on and after the Effective Date for which Seller has paid, including $25,000 per month as reimbursement for overhead expenses;
         (iv) property and/or ad valorem taxes for 1999 assessed against the Properties allocable to the time period after the Effective Date, if such taxes have been paid directly by Seller
         (v) the value (which shall be determined by the actual posted field prices plus any bonuses applicable for each well as of the Effective Date) of all merchantable oil and/or condensate in storage or in the line fill on or off the Properties as of the Effective Date, less applicable taxes and gravity adjustments deducted by the Buyers thereof.

         (f) The Final Accounting provided for at subparagraphs 3.4(b), 3.4(c) and 3.4(d) above shall reflect that Buyer shall be entitled to receive from Seller the aggregate of:

         (i) The amounts received by Seller for Hydrocarbons produced and saved from the Properties after the Effective Date, and for which Seller has received run checks; and

         (ii) Any insurance proceeds paid to Seller because of damage to or destruction of the Properties, or any part thereof, on or after the Effective Date; and

         (iii) net copas reveues earned by Seller after the Effective Date.



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         (g) The sum due to Seller according to paragraph 3.4(e) above shall be compared to the sum due to Buyer according to paragraph 3.4(f) above. The smaller of these two sums shall be deducted from the larger thereof, and net amount remaining after such deduction shall be due immediately, in cash, to either Seller or Buyer, as the case may be. The resolution and payment of the Final Accounting shall be made within ninety (90) days after the Closing Date.

         (h) Seller shall prepare and deliver to Buyer, at least five (5) business days prior to Closing, Seller's estimate of the adjusted Purchase Price to be paid at Closing, together with a preliminary statement setting forth Seller's estimate of the amount of each adjustment to the Purchase Price to be made pursuant to this Section 3.4. The Parties shall negotiate in good faith and attempt to agree on such estimated adjustments prior to Closing. In the event any estimated adjustment amounts are not agreed upon prior to Closing, the estimate of the adjusted Purchase Price for purposes of Closing shall be calculated based on Seller's and Buyer's agreed upon estimated adjustments and Seller's good faith estimate of any disputed amounts. Seller agrees that it will keep an amount equal to any amount in dispute after Final Closing in an interest bearing escrow account until September 1, 1999, the Final Accounting Date (90 days after the Closing Date). Interest earned on the escrow account will be divided proportionately between Buyer and Seller . Should there not be any matter in dispute after Final Closing, all monies in said escrow account, plus interest, if any will be credited to Seller. The Parties agree that any dispute that cannot be settled in good faith will be settled in accordance with the Arbitration procedures as set out in Article 18. hereof.

         3.4. Buyer agrees to take Seller's position in the AmBrit/United Lawsuit, and will assume all liabilities, duties and obligations that arise on or after the Effective Time from ownership of the Assets and associated with the AmBrit/United Lawsuit. Buyer agrees to pay Seller all proceeds from production, plus interest earned thereon, it actually receives for all time periods on or prior to the Effective Date.

               ARTICLE 4. SELLER'S REPRESENTATIONS AND WARRANTIES

         Seller represents and warrants to Buyer as of the date hereof, and the Closing Date that:

         (a) Seller is a Delaware corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware, and is duly qualified to carry on its business in those states where it is required to do so;



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         (b) Subject to the approval by Seller's parent's (United Energy plc)
shareholders, Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and agreements contemplated hereby, and to perform it obligations under this Agreement and the other documents and agreements contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of its governing documents or any agreement or instrument to which it is a party or by which it is bound (except any provision contained in agreements customary in the oil and gas industry relating to (i) the preferential right to purchase all or any portion of the Assets; (ii) required consents to transfer and related provisions; (iii) maintenance of uniform interest provisions; and (iv) any other third-party approvals or consents contemplated herein), or any judgment, decree, order, statute, rule, or regulation applicable to Seller;

         (c) This Agreement, and all documents and instruments required hereunder to be executed and delivered by Seller at Closing, constitute legal, valid and binding obligations of Seller in accordance with its respective terms, subject to applicable bankruptcy and other similar laws of general application with respect to creditors;

         (d) There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to the actual knowledge of Seller threatened against Seller;

         (e) The execution, delivery and performance of this Agreement and the transaction contemplated hereunder have been duly and validly authorized by all requisite authorizing action, corporate, partnership or otherwise, on the part of Seller; and

         (f) Seller has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in connection with this Agreement, and the transaction provided herein, which will be the responsibility of Buyer, any such obligation or liability that might exist shall be the sole obligation of Seller;

         (g) There are no claims, demands, actions, suits, proceedings (including condemnation, expropriation, or forfeiture proceedings) or governmental investigations or inquiries pending, or to the knowledge of Seller threatened, against Seller, or any Asset (i) seeking to prevent the consummation of the transactions contemplated hereby, or (ii) which, singly or in the aggregate, would have a material adverse effect the Assets.




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                ARTICLE 5. BUYER'S REPRESENTATIONS AND WARRANTIES

         Buyer represents and warrants to Seller as of the date hereof, and the Closing Date that:

         (a) Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Pennsylvania and is duly qualified to carry on its business in those states where it is required to do so;

         (b) Buyer has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and agreements contemplated hereby, and to perform it obligations under this Agreement and the other documents and agreements contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of Buyer's articles of incorporation, partnership agreement(s), by-laws or governing documents or any material agreement or instrument to which it is a party or by which it is bound, or any judgment, decree, order, statute, rule, or regulation applicable to Buyer;

         (c) the execution, delivery and performance of this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite authorizing action, corporate, partnership or otherwise, on the part of Buyer;

         (d) this Agreement, and all documents and instruments required hereunder to be executed and delivered by Buyer at Closing, constitute legal, valid and binding obligations of Buyer in accordance with their respective terms, subject to applicable bankruptcy and other similar laws of general application with respect to creditors;

         (e) there are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to the actual knowledge of Buyer threatened against Buyer;

         (f) Buyer has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in connection with this Agreement, and the transaction provided herein, which will be the responsibility of Seller and any such obligation or liability that might exist shall be the sole obligation of Buyer;

         (g) Buyer is an experienced and knowledgeable investor and operator in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own expertise and legal, tax, reservoir engineering, and other professional counsel concerning this Agreement, the Assets and the value thereof;


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         (h) Buyer has arranged to comply with all applicable laws, ordinances, rules and regulations and shall promptly obtain all material permits required by public authorities to allow Buyer to own and operate, as the case may be, the Assets purchased; and

         (i) Buyer has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price, as adjusted herein, at Closing.

                ARTICLE 6. ACCESS TO INFORMATION AND INSPECTIONS

         6.1. Title Files.

         Promptly after the execution of this Agreement and until the Closing Date, Seller shall permit Buyer and its representatives at reasonable times during normal business hours to examine, in Seller's offices at their actual location, all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, payout statements and agreements pertaining to the Assets as requested by Buyer, insofar as the same may now be in existence and in the possession of Seller. No warranty of any kind is made by Seller as to the information so supplied, and Buyer agrees that any conclusions drawn therefrom are the result of its own independent review and judgment.

         6.2. Other Files.

         Promptly after the execution of this Agreement and until the Closing Date, Seller shall permit Buyer and its representatives at reasonable times during normal business hours to examine, in Seller's offices at their actual location, all production, well, regulatory, engineering, seismic, geological, geophysical and geochemical information, and other information, files, books, records, and data pertaining to the Assets as requested by Buyer, insofar as the same may now be in existence and in the possession of Seller, excepting economic evaluations, reserve reports and any such information that is subject to the attorney/client and work product privileges. No warranty of any kind is made by Seller as to the information so supplied, and Buyer agrees that any conclusions drawn therefrom are the result of its own independent review and judgment.

         6.3. Confidentiality Agreement.

         All such information made available to Buyer shall be maintained confidential by Buyer until Closing. Any confidentiality agreements Buyer has previously executed with Seller with respect to the Assets shall continue in force until Closing, at which time such agreement shall terminate. Buyer shall further take whatever reasonable steps which may be necessary to ensure that Buyer's employees, consultants and agents comply with the provisions of this
Section 6.3.


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         6.4. Inspections.

         Promptly after the execution of this Agreement and until Closing, Seller, subject to any necessary third-party operator approval, shall permit Buyer and its representatives at reasonable times and at their sole risk, cost and expense, to conduct reasonable inspections of the Assets.

         6.5 No Warranty or Representation on Seller's Information.

         SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACCURACY, COMPLETENESS, OR MATERIALITY, OF THE INFORMATION, RECORDS, AND DATA NOW, HERETOFORE, OR HEREAFTER MADE AVAILABLE TO BUYER IN CONNECTION WITH THE ASSETS OR THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE ASSETS, QUALITY OR QUANTITY OF HYDROCARBON RESERVES, IF ANY, PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION, ALLOWABLES OR OTHER REGULATORY MATTERS, POTENTIAL FOR PRODUCTION OF HYDROCARBONS FROM THE ASSETS, OR ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY OTHER MATERIAL FURNISHED TO BUYER BY SELLER. ANY AND ALL SUCH DATA, INFORMATION AND MATERIAL FURNISHED BY SELLER IS PROVIDED AS A CONVENIENCE ONLY AND ANY RELIANCE ON OR USE OF SAME IS AT BUYER'S SOLE RISK.

          ARTICLE 7. ENVIRONMENTAL MATTERS, ADJUSTMENTS AND TERMINATION

         7.1. Upon execution of and pursuant to the terms of this Agreement, Buyer shall have the right, at reasonable times during normal business hours, to conduct its investigation into the status of the physical and environmental condition of the Assets. If, in the course of conducting such investigation, Buyer discovers significant Environmental Obligations or Liabilities which materially affect the Assets, Buyer may, no later than May 18, 1999, notify Seller in writing specifying such defects, the Assets affected thereby, and Buyer's good faith estimate of the net reduction in value of the Assets affected by such defects.

         7.2. If Buyer fails to notify Seller prior to the close of business on May 18, 1999, of any such defects, all defects will be deemed waived, Seller shall be released from any liability therefor, the Parties shall proceed with Closing, Seller shall be under no obligation to correct the defects, and Buyer shall assume the risks, liability and obligations associated with such defects. If Buyer notifies Seller of the defects in a timely manner as set out in Article
7.1 and if such defects are in Seller's opinion capable of being corrected prior to the Closing Date, Seller may, but shall be under no obligation to, correct at its own cost and expense such defects on or before the Closing Date.


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         7.3. If Seller elects not to correct the defects prior to Closing, and the net reduction in value of the Assets affected by such defects exceeds ten percent (10%) of the purchase price, either Buyer or Seller shall have the right to terminate this Agreement by so notifying the other party in writing. Upon such termination, Seller shall return the Performance Deposit to Buyer without interest within ten (10) days of receipt of the notice of termination and neither party shall have any further obligations or liability hereunder. Otherwise, Closing shall occur and Seller shall make a reasonable effort to correct the defects within ninety (90) days of Closing or the Parties shall agree to a reduction in the Purchase Price and the Buyer shall assume such defects. The Parties agree that any dispute that cannot be settled in good faith will be settled in accordance with the Arbitration procedures as set out in
Article 18. hereof.

              ARTICLE 8. TITLE DEFECTS, TERMINATION AND ADJUSTMENTS

         8.1. Definitions. For purposes hereof, the terms set forth below shall have the meanings assigned thereto.

         (a) "Defensible Title", subject to and except for the Permitted Encumbrances (as hereinafter defined), means that Seller has such title that:

                  (i) entitles Seller to receive not less than the net revenue interest shown on Exhibit B of all oil and gas produced, saved and marketed from or attributable to the well or unit indicated;

                  (ii) obligates Seller to bear the costs and expenses relating to the maintenance, development and operation of such well or unit in an Amount not greater than the expense interest of Seller set forth in Exhibit B (unless Seller's net revenue interest therein is proportionately increased); and

                  (iii) the Assets are free and clear of any liens, burdens or encumbrances of any kind or character.

         (b) "Title Defect" shall mean any matter which causes Seller to have less than Defensible Title to any of the Assets as of the Closing Date.

         (c) "Title Defect Property" shall mean any Lease or portion thereof burdened by a Title Defect.


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         (d) "Permitted Encumbrances" shall mean any of the following matters:

                   (i) any and all disputed interests of Seller in and to the James Simpson (Pilgreen) lease as set out and described on Exhibit A related to the period of time before and including the Effective Date;

                   (ii) tax liens and mechanic's liens for amounts not yet due and payable, or those that are being contested in good faith by Seller in the ordinary course of business;

                   (iii) any liens or security interests created by law or reserved with respect to the Assets for royalty, bonus, rental, other payment obligations or created to secure compliance with the terms of the Leases;

                   (iv) any valid, subsisting and applicable laws, rules and orders of governmental authority;

                   (v) to the extent any of the following do not materially diminish the value of, or impair the conduct of operations on, any of the Assets and do not impair Seller's right to receive the revenues attributable thereto: (x) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, fishing, logging, canals, ditches, reservoirs or the like, and (y) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way, on, over or in respect of property owned or leased by Seller or over which Seller owns rights of way, easements, permits or licenses;

                  (vi) all lessors' royalties, overriding royalties, net profits interests, carried interest, production payments, reversionary interests and other burdens on or deductions from the proceeds of production if the net cumulative effect of such burdens or deductions does not reduce the net revenue interest of Seller in any well affected thereby as reflected in Exhibit B or impair the right to receive revenues attributable thereto;

                  (vii) to the extent the same do not operate to reduce the net revenue interest, nor increase the expense interest (unless Seller's net revenue interest therein is proportionately increased), of Seller as reflected in Exhibit B, nor impair the right of Seller to receive the revenues attributable thereto: production sales contacts; division orders; contracts for purchase, exchange, refining, or


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                           processing of oil, gas and other hydrocarbons;
                           unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing or deferred production agreements; processing agreements; plant agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements; seismic or geophysical permits or agreements; and any and all other agreements which are ordinary and customary in the oil, gas, sulphur and other mineral exploration, development or extraction business, or in the business of processing of gas and gas condensate production for the extraction of products therefrom;

                   (viii) all defects, irregularities and encumbrances affecting the Assets which are not such as to interfere materially with the operation or use of the affected part of the Assets, and which do not impair Buyer's rights to receive the proceeds of production from the Leases and do not operate to reduce the net revenue interest, nor increase the working interest (unless Seller's net revenue interest therein is proportionately increased), of Seller as reflected in Exhibit B hereto;

                   (ix) preferential rights to purchase and required third party consents to assignments and similar agreements with respect to which waivers or consents are obtained from the appropriate parties, or the appropriate time period for asserting the rights has expired without an exercise of the rights prior to the Closing Date;

                   (x) all rights to consent by, required notices to, filings with, or other actions by governmental entities and tribal authorities in connection with the sale or conveyance of oil and gas leases or interests if they are customarily obtained subsequent to the sale or conveyance;

                   (xi) defects or irregularities of title arising out of events or transactions which have been barred by limitations;

                   (xii) any encumbrance or other matter (whether or not constituting a "Title "Defect") waived in writing by Buyer.

                   (xiii) Aggregate Title Defects having a value of less than $50,000.

         (e) "Title Defect Value" shall have the meaning set forth in Section
8.5.

         8.2. Notice of Title Defects. On or prior to the close of business on May 18, 1999, Buyer may provide Seller written notice of any Title Defect Properties along with a description of those matters which, in Buyer's reasonable opinion, constitute Title Defects and setting forth in detail Buyer's calculation of the Title Defect Value for each Title Defect. Seller may elect, at its sole cost and expense, but without obligation, to cure all or any portion of such Title Defects. Buyer's failure to deliver to Seller such notice by May 18, 1999, shall be deemed a waiver by Buyer of all Title Defects that Seller does not have notice of on such date.

         8.3. Option to Terminate. If the aggregate of the Title Defect Values attributable to all Title Defect Properties identified pursuant to the preceding subsection shall exceed ten percent (10%) of the purchase price, either Buyer or Seller may, at its sole option, terminate this Agreement without any further obligation by giving written notice of termination. In the event of such termination, Seller shall return the Performance Deposit to Buyer, without interest, within ten (10) days of receipt of the notice of termination and neither party shall have any further obligation or liability hereunder, subject to Seller's right to cure as set out in 8.4 below.

         8.4. Title Defect Adjustment. Seller shall have the opportunity to cure, until thirty (30) days after Closing ("Cure Period"), any Title Defect. If Seller fails or refuses to cure any Title Defect prior to the expiration of the Cure Period, Buyer shall separately elect by notice to Seller to either (i) retain the affected Title Defect Property and waive all of the Title Defects applicable thereto (which waived Title Defects shall be deemed Permitted Encumbrances), or (ii) receive from Seller an amount equal to the Title Defect Value. If Buyer elects to receive the Title Defect Value, Buyer shall reconvey to Seller that portion of the Assets, whether an undivided interest, separate interest, or otherwise, that is materially and adversely affected by the Title Defect, as to which Buyer received such adjustment; provided that Seller may, without affecting Buyer's right to an adjustment, elect not to accept a reconveyance of a Title Defect Property or portion thereof, relating to such adjustment. Such reconveyance shall be free and clear of all liens and encumbrances created by, through or under Buyer (other than liens or encumbrances created by Buyer which would constitute Permitted Encumbrances had they been created or suffered by Seller) with Seller receiving all revenues and bearing all expense with respect thereto after the Effective Date and with respect to any interests so reconveyed, they shall be deemed to be excluded from the Assets and, except for the terms of this Section 8.4, from the terms and conditions of this Agreement. In the event that any such property is reconveyed to Seller and such property has been receiving revenue, without complaint, for a period in excess of two years, then Buyer agrees (i) not to take any action to interfere with such revenue stream, and (ii) to the extent that Buyer becomes payor of such revenue, to pay Seller such revenue upon receipt of an indemnity agreement satisfactory to Buyer.

         8.5 Title Defect Values for Developed Producing Properties, Proved Developed Non-Producing Properties and Proved Undeveloped Properties In determining the value of a Title Defect (the "Title Defect Value"), it is the intent of the Parties to include, to the extent possible, only that portion of the lands, leases and wells, whether an undivided interest, separate interest or otherwise, materially and adversely affected by the defect. The Title Defect Value shall be determined by the parties in good faith taking into account all relevant factors, including, but not limited to, the following:

         (a) the Allocated Value of the leases, lands and well affected by the Title Defect;

         (b) the potential or actual reduction in the warranted NRI of the Title Defect Property, or the amount by which the cost sharing percentage for such property is greater than the warranted WI;

         (c) the productive or prospective status of the Title Defect Property (i.e., proved developed producing, proved developed non-producing and/or proved developed) and the present value of the future income expected to be produced therefrom;

         (d) if the Title Defect represents only a possibility of title failure, the probability that such failure will occur;

         (e) the legal effect of the Title Defect;

         (f) if the Title Defect is a lien or encumbrance on the leases, lands or wells, the cost of removing such lien or encumbrance.

         8.6. Title Warranty.

         SELLER SHALL CONVEY SELLER'S INTERESTS IN AND TO THE ASSETS TO BUYER SUBJECT TO ALL ROYALTIES, OVERRIDING ROYALTIES, BURDENS, AND ENCUMBRANCES, AND WITHOUT ANY WARRANTY OF TITLE, EXPRESS OR IMPLIED, AS PROVIDED IN THE FORM OF ASSIGNMENT, BILL OF SALE AND CONVEYANCE ATTACHED AS EXHIBIT C HERETO. IMBALANCES WITH RESPECT TO OIL OR NATURAL GAS ARE GOVERNED BY ARTICLE 17 HEREOF. THE PARTIES AGREE THAT THE EXISTENCE OF ANY SUCH IMBALANCES SHALL NOT BE DEEMED A TITLE DEFECT.

              ARTICLE 9. PREFERENTIAL PURCHASE RIGHTS AND CONSENTS

         9.1 Actions and Consents.

         (a) Seller and Buyer agree that each shall use all reasonable efforts to take or cause to be taken all such action as may be necessary to consummate and make effective the transaction provided in this Agreement and to assure that It will not be under any material corporate, legal, or contractual restriction that could prohibit or delay the timely consummation of such transaction.

         (b) Although Seller makes no warranty or representation with respect to the accuracy or completeness of Exhibit A, certain preferential purchase rights or rights of approval or consent may exist with respect to the Assets under the agreements and Leases shown on Exhibit A. To the best of Seller's knowledge, Exhibit "E" lists all contracts containing Preferential Rights to Purchase and Consents to Assign. Seller shall use reasonable efforts to notify all holders of
(i) preferential rights, (ii) rights of consent to the assignment, or (iii) rights of approval to the assignment of the Assets, of its intention to exchange the portion of the Assets affected thereby, and of such terms and conditions of this Agreement to which the holders of such right are entitled. Seller shall promptly notify Buyer if any preferential rights are exercised, any consents or approvals denied, or if the requisite period has elapsed without said rights having been exercised or consents or approvals having been received. If prior to Closing, any such preferential rights are timely and properly exercised, or Seller is unable to obtain a necessary consent or approval prior to Closing, the interest or part thereof so affected shall be eliminated from the Assets and the Purchase Price reduced by the portion of the Purchase Price allocated to such interest or part thereof as provided in Exhibit B. Subject to Article 9.2 below. If any additional third party preferential purchase rights are discovered after Closing, or if a third party preferential rights holder alleges improper notice, then Buyer agrees to cooperate with Seller in giving effect to any such valid third party preferential purchase rights. In the event any such valid third party preferential purchase rights are validly exercised after Closing, Buyers sole remedy against Seller shall be return by Seller to Buyer of that portion of the Purchase Price allocated under Exhibit B to the portion of the assets on which such rights are exercised and lost by Buyer to such third party. The Parties agree that any dispute that cannot be settled in good faith will be settled in accordance with the Arbitration procedures as set out in Article 18. hereof.

         9.2. Option to Terminate. If the aggregate of any Preferential Purchase Rights, Consents to Assign or Rights of Approval (hereinafter referred to as Consents) attributable to all Consents identified pursuant to the preceding subsection shall exceed ten percent (10%) of the purchase price, either Buyer or Seller may, at its sole option, terminate this Agreement, without any further obligation, by giving written notice of termination. In the event of such termination, Seller shall return the Performance Deposit to Buyer, without interest, within ten (10) days of receipt of the notice of termination and neither party shall have any further obligation or liability hereunder. The Parties agree that any dispute that cannot be settled in good faith will be settled in accordance with the Arbitration procedures as set out in Article 18. hereof.

                         ARTICLE 10. COVENANTS OF SELLER

         10.1 Covenants of Seller Pending Closing.

         (a) From and after the date of execution of this Agreement and until the Closing, and subject to Section 10.2 and the constraints of applicable operating and other agreements, Seller shall operate, manage, and administer the Assets in a good and workmanlike manner consistent with its past practices, and shall carry on its business with respect to the Assets in substantially the same manner as before execution of this Agreement. Seller shall use all reasonable efforts to preserve in full force and effect all oil and gas leases, operating agreements, easements, rights-of-way, permits, licenses, and agreements which relate to the Assets in which Seller owns an interest, and shall perform all obligations of Seller in or under all such agreements relating to the Assets; provided, however, Buyer's sole remedy for Seller's breach of its obligations under this Section 10.1(a) shall be limited to the amount of that portion of the Purchase Price allocated in Exhibit B to that portion of the Assets affected by such breach. Seller shall, except for emergency action taken in the face of serious risk to life, property, the Assets or the environment (i) submit to Buyer, for prior written approval, all requests for operating or capital expenditures and all proposed contracts and agreements relating to the Assets which involve individual commitments of more than Twenty-Five Thousand Dollars ($25,000.00); (ii) consult with, inform, and advise Buyer regarding all material matters concerning the operation, management, and administration of the Assets;
(iii) obtain Buyer's written approval prior to voting under any operating, unit, joint venture, partnership or similar agreement; and (4) not approve or elect to go nonconsent as to any proposed well or plug and abandon or agree to plug and abandon any well without Buyer's prior written approval. On any matter requiring Buyer's approval under this Section 10. 1 (a) Buyer shall respond within five
(5) days to Seller's request for approval and failure of Buyer to respond to Sellers request for approval within such time shall release Seller from the obligation to obtain Buyer's approval before proceeding on such matter. However, should there be an emergency on or involving any of the Assets, the time frame for response from Buyer shall be twenty-four (24) hours.

         (b) Seller shall promptly notify Buyer of any suit, lessor demand action, or other proceeding before any court, arbitrator, or governmental agency and any cause of action which relates to the Assets or which might result in impairment or loss of Seller's interest in any portion of the Assets or which might hinder or impede the operation of the Assets.

         10.2 Limitations on Seller's Covenants Pending Closing.

         To the extent Seller is not the operator of any of the Assets, the obligations of Seller in Section 10.1 concerning operations or activities which normally or pursuant to existing contracts are carried out or performed by the operator, shall be construed to require only that Seller use all reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such Assets to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

                         ARTICLE 11. CLOSING CONDITIONS

         11.1. Seller's Closing Conditions.

         The obligations of Seller under this Agreement are subject, at the option of Seller, to the satisfaction, at or prior to the Closing, of the following conditions:

         (a) all representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing;

         (b) the execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by all necessary action, corporate, partnership or otherwise, on the part of Buyer,

         (c) all necessary consents of and filings with any state or federal governmental authority or agency relating to the consummation of the transactions contemplated by this Agreement shall have been obtained, accomplished or waived, except to the extent that such consents and filings are normally obtained, accomplished or waived after Closing; and

         (d) as of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Seller) shall be pending or threatened before any court or governmental agency seeking to restrain Seller or prohibit the Closing or seeking damages against Seller as a result of the consummation of this Agreement.

         11.2. Buyer's Closing Conditions.

         The obligations of Buyer under this Agreement are subject, at the option of Buyer, to the satisfaction, at or prior to the Closing, of the following conditions:

         (a) all representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing;

         (b) the execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by all necessary action, corporate, partnership or otherwise, on the part of Seller;

         (c) all necessary consents of and filings with any state or federal governmental authority or agency relating to the consummation of the transactions contemplated by this Agreement shall have been obtained, accomplished or waived, except to the extent that such consents and filings are normally obtained, accomplished or waived after Closing;

         (d) as of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Buyer) shall be pending or threatened before any court or governmental agency seeking to restrain Buyer or prohibit the Closing or seeking damages against Buyer as a result of the consummation of this Agreement.

                               ARTICLE 12. CLOSING

         12.1. Closing.

         The closing of this transaction (the "Closing") shall be held at the offices of AmBrit Energy Corp., 8080 North Central, Suite 750, Dallas, Texas 75206, at 10:00 a.m. on June 1, 1999, or at such earlier date or place as the Parties may agree in writing (herein called "Closing Date"). Time is of the essence and the Closing Date shall not be extended unless by written agreement of the Parties. On or before five (5) business days prior to Closing, Buyer and Seller shall use their best efforts to provide each other copies of all closing documents.

         12.2 Seller's Closing Obligations.

         At Closing, except to the extent comprising the Excluded Assets, Seller shall deliver to Buyer the following:

         (a) the Assignment and Conveyance substantially in the form attached hereto as Exhibit C and such other documents as may be reasonably necessary to convey all of Seller's interest in the Assets to Buyer in accordance with the provisions hereof;

         (b) appropriate regulatory forms appointing Buyer Operator for those Assets which Seller operates and for which Seller has received approvals under the applicable joint operating agreements as provided for in Article 19.5 hereof.

         (c) copies of all third-party waivers, consents, approvals, permits and actions obtained;

         (d) exclusive possession of the Assets; and

         (e) Letters-in-lieu of transfer orders in form acceptable to Seller and Buyer.

         12.3. Buyer's Closing Obligations.

         At Closing, Buyer shall deliver to Seller by wire transfer in immediately available funds to an Account designated by Seller, the Purchase Price (less the Performance Deposit) as adjusted by Section 3.4;

         12.4 Joint Closing Obligations.

         Both Parties at Closing shall execute a Settlement Statement, as set out in Article 3.4, evidencing the amount actually wire transferred and all adjustments to the Purchase Price taken into account at Closing. All events of Closing shall each be deemed to have occurred simultaneously with the other, regardless of when actually occurring, and each shall be a condition precedent to the other.

               ARTICLE 13. LIMITATIONS ON WARRANTIES AND REMEDIES

         THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES, IF ANY, OF OIL, GAS OR OTHER HYDROCARBONS IN OR UNDER THE LEASES, OR THE ENVIRONMENTAL CONDITION OF THE ASSETS. THE ITEMS OF PERSONAL PROPERTY, EQUIPMENT, IMPROVEMENTS, FIXTURES AND APPURTENANCES CONVEYED AS PART OF THE ASSETS ARE SOLD HEREUNDER, AS IS, WHERE IS, AND WITH ALL FAULTS AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY,

FITNESS FOR A PARTICULAR PURPOSE OR CONDITION, ARE GIVEN BY OR ON BEHALF OF SELLER. IT IS UNDERSTOOD AND AGREED THAT PRIOR TO CLOSING BUYER SHALL HAVE INSPECTED THE ASSETS FOR ALL PURPOSES AND HAS SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, AND THAT BUYER ACCEPTS SAME IN ITS 'AS IS, WHERE IS AND WITH ALL FAULTS', CONDITION. THE WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, AND BUYER HEREBY WAIVES ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONDITION, OR CONFORMITY TO SAMPLES.

                   ARTICLE 14. CASUALTY LOSS AND CONDEMNATION

         14.1. If, after the Effective Date and prior to the Closing, all or any portion of the Assets is destroyed by fire or other casualty or if any portion of the Assets shall be taken by condemnation or under the right of eminent domain (all of which are herein called "Casualty Loss" and limited to property damage or taking only), Buyer and Seller must agree prior to Closing either (i) to delete that portion of the Assets which is subject to the Casualty Loss from the Assets, and the Purchase Price shall be reduced by the value allocated to the deleted interest as set out in Exhibit B or (ii) for Buyer to proceed with the purchase of such Assets, notwithstanding any such destruction or taking (without reduction of the Purchase Price) in which case Seller shall pay, at the Closing, to Buyer all sums paid to Seller by third parties by reason of the destruction or taking of such Assets and shall assign, transfer and set over unto Buyer all of the right, title and interest of Seller in and to any claims, causes of action, unpaid proceeds or other payments from third parties arising out of such destruction or taking; provided, however, if the value of that portion of the Assets affected by the casualty Loss, not to exceed that allocated in Exhibit B, exceeds ten percent (10%) of the Purchase Price, Buyer and Seller shall each have the right to terminate this Agreement upon written notification to the other, the transaction shall not close and thereafter neither Buyer nor Seller shall have any liability or further obligations to the other hereunder and the Performance Deposit will be returned to Buyer subject to
14.2 below. Prior to Closing, Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any Casualty Loss without first obtaining the written consent of Buyer. The Parties agree that any dispute that cannot be settled in good faith will be settled in accordance with the Arbitration procedures as set out in Article 18. hereof.

         14.2. Option to Terminate. If the aggregate of the Casualty Loss attributable pursuant to the preceding subsection shall exceed ten percent (10%) of the purchase price, either Buyer or Seller may, at its sole option, terminate this Agreement without any further obligation by giving written notice of termination. In the event of such termination, Seller shall return the Performance Deposit to Buyer, without interest, within ten (10) days of receipt of the notice of termination and neither party shall have any further obligation or liability hereunder, subject to Seller's right to cure as set out in 14.3 below.

         14.3. Casualty Loss Adjustment. Seller shall have the opportunity to cure, until thirty (30) days after Closing ("Cure Period"), any Casualty Loss. If Seller fails or refuses to cure any Casualty Loss prior to the expiration of the Cure Period, Buyer shall elect by notice to Seller to either (i) retain the affected Casualty Loss Property and waive all of the Casualty Loss adjustments applicable thereto or (ii) terminate this Agreement in accordance with Article
8.3 above.

                        ARTICLE 15. DEFAULT AND REMEDIES

         15.1. Seller's Remedies.

         Upon failure of Buyer to comply herewith by the Closing Date, as it may be extended in accordance herewith, Seller, at its sole option, may (i) enforce specific performance, or (ii) retain the Performance Deposit as a liquidated damage and not as a penalty, and terminate this Agreement, as Seller's sole and exclusive remedies for such default, all other remedies (except as expressly retained in Section 15.3) being expressly waived by Seller.

         15.2. Buyer's Remedies.

       Upon failure of Seller to comply herewith by the Closing Date, as it may be extended in accordance herewith, Buyer may terminate this Agreement and request return of the Performance Deposit, as Buyer's sole and exclusive remedy for such default, all other remedies (except as expressly retained in Section 15.3) being expressly waived by Buyer.

         15.3. Other Remedies.

         Notwithstanding the foregoing, termination of this Agreement shall not prejudice or impair Buyer's obligations under Section 6.3 (and the confidentiality agreements referenced therein) and 6.4. and such other portions of this Agreement as are necessary to the enforcement and construction of
Section 6.3 and 6.4. The prevailing party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorneys' fees from the non-prevailing party.

         15.4. Effect of Termination.

         In the event of termination of this Agreement under this Article 15, the transaction shall not close and neither Buyer nor Seller shall have any further obligations, remedies, liabilities, rights or duties to the other hereunder, except as expressly provided herein.

                      ARTICLE 16. ASSUMPTION AND INDEMNITY

         16.1. Assumed Obligations; Pre-Closing Liabilities.

         Buyer shall assume all risk and loss with respect to any change in the condition of the assets from the Effective Time until Closing for production of Hydrocarbons through normal depletion (including the watering-out or sand infiltration of any well) and the depreciation of personal property through ordinary wear and tear. Upon and after Closing Buyer shall own the Assets, together with all the rights, duties, obligations, and liabilities accruing after Closing, including the Assumed Obligations and Buyer's indemnity obligations hereunder. Buyer agrees to assume and pay, perform, fulfill and discharge all Assumed Obligations.

         16.2. Plugging, Replugging, Abandonment, Removal, Disposal, and Restoration.

         On and after the Effective Date, Buyer shall assume all of Seller's plugging, replugging, abandonment, removal, disposal and restoration obligations associated with the Assets, including, but not limited to (i) all necessary and proper plugging, replugging, abandonment, removal and disposal of the wells, structures, and equipment located on or comprising a part of the Assets, (ii) the necessary and proper capping and burying all associated flow lines, (iii) the proper abandonment and restoration of all oil and gas leasehold, fee, and other property comprising a part of the Assets, both, surface and subsurface, as may be required by applicable laws, regulations, or contract, and (iv) any necessary disposal of naturally occurring radioactive material (NORM). Buyer shall be responsible for the plugging and abandonment of any wells drilled and the removal of any structures placed on the Assets subsequent to Closing. All plugging, replugging, abandonment, removal, disposal, and restoration operations shall be in compliance with applicable laws and regulations and be performed in a good and workmanlike manner.

         16.3. Buyer's Indemnity

         (a) Except as provided for in Section 16.4, Buyer agrees to indemnify, defend and hold Seller harmless from and against any and all claims, demands, losses, damages, punitive damages, costs, expenses, causes of action or judgments of any kind or character with respect to all liabilities and obligations or alleged or threatened liabilities and obligations caused, after the Effective Date, by or related to damage to property, environmental damage or pollution, including liability based on strict liability or condition of the Assets, attributable to or arising, after the effective date, out of (i) the Environmental Obligations or Liabilities and Buyers plugging, replugging, abandonment, removal, disposal and restoration obligations described in Section 16.2, (ii) Buyers acts or omissions, and (iii) the ownership or operation of the Assets by Buyer or Seller at any time, including, without limitation, any interest, penalty, reasonable attorneys' fees and other costs and expenses incurred in connection therewith or the defense thereof, WHETHER OR NOT CAUSED IN WHOLE OR IN PART BY (AND INCLUDING) ANY SOLE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF SELLER, OR THE CONDITION OF THE ASSETS. However, notwithstanding anything to the contrary contained herein, in the event any of the provisions of this Article 16.3. conflict with the provisions of Article 7. of this Purchase and Sale Agreement, the provisions of Article 7. shall prevail.

         (b) Buyer further agrees to indemnify, defend and hold Seller harmless from and against any and all claims for personal injury, illness, disease and wrongful death which arise or are asserted after the Effective Date and which are attributable to the ownership and operation of the Assets by Buyer, including, without limitation, any interest, penalty, reasonable attorneys' fees and other costs and expenses incurred in connection therewith or the defense thereof. However, Seller will keep the Assets insured until the Closing Date. Buyer agrees that it will reimburse Seller for such insurance costs, applicable to the Assets, plus any deductible, from the Effective Date until the Closing Date.

         16.4. Seller's Indemnity.

         Seller agrees to indemnify, defend and hold Buyer harmless from and against any and all claims for improper payment of royalties or other revenues, personal injury, illness, disease, and/or wrongful death which arise or are asserted prior to the Effective Date or are asserted after the Effective Date and are solely attributable to the ownership and operation of the Assets by Seller prior to the Effective Date, including, without limitation, any interest, penalty, reasonable attorneys' fees and other costs and expenses in connection therewith or in the defense thereof.

         16.5. Proceeds of Production.

         Seller shall be responsible for any and all liabilities, claims, causes of action, damages, and punitive damages arising out of the accounting or payment of proceeds of production to royalty owners and working interest owners in the Leases and/or units comprising a part of the Assets, insofar as such liabilities, claims, causes of action, and damages relate to or arise out of actions of Seller or events prior to the Effective Time and shall defend, indemnify, and hold Buyer harmless from and against all such claims. Buyer shall be responsible for all of said types of claims insofar as they relate to periods of time from and after the Effective Time and shall defend, indemnify, and hold Seller harmless therefrom.

         16.6. Broker or Finder's Fee.

         Each party hereby agrees to indemnify and hold the other harmless from and against any claim for a brokerage or finder's fee or commission in connection with this Agreement or the transactions contemplated by this Agreement to the extent such claim arises from or is attributable to the actions of such indemnifying party, including, without limitation, any and all losses, damages, punitive damages, attorneys' fees, costs and expenses of any kind or character arising out of or incurred in connection with any such claim or defending against the same.

         16.7. NORM.

         BUYER ACKNOWLEDGES THAT IT HAS BEEN INFORMED THAT OIL AND GAS PRODUCING FORMATIONS CAN CONTAIN NATURALLY OCCURRING RADIOACTIVE MATERIAL (NORM). SOME OR ALL OF THE EQUIPMENT, MATERIAL, APPURTENANCES, IMPROVEMENTS, AND FIXTURES SUBJECT TO THIS AGREEMENT MAY HAVE LEVELS OF NORM ABOVE BACKGROUND LEVELS. A HEALTH HAZARD MAY EXIST IN CONNECTION WITH THIS EQUIPMENT. THEREFORE, BUYER MAY NEED TO FOLLOW SAFETY PROCEDURES WHEN HANDLING THIS EQUIPMENT. Buyer agrees to indemnify, defend and hold Seller harmless from and against any and all claims, demands, losses, damages, punitive damages, costs, expenses, causes of action or judgments of any kind or character with respect to all liabilities and obligations, or alleged or threatened liabilities and obligations, including claims for personal injury, illness, disease, wrongful death, damage to property, environmental pollution or contamination, cleanup expenses, and liability based on strict liability or condition of the Assets, attributable to or arising out of the existence of NORM on the equipment, material, appurtenances, improvements, and fixtures subject to this Agreement, including, without limitation, any interest, penalty, reasonable attorneys, fees and other costs and expenses incurred in connection therewith or the defense thereof, WHETHER OR NOT CAUSED BY (AND INCLUDING) ANY SOLE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF SELLER, OR THE CONDITION OF THE ASSETS. The indemnity provided for in this Section 16.7 shall not be interpreted to cover or apply to claims for personal injury, illness, disease or wrongful death which arise or are asserted prior to the Effective Date or are asserted after the Effective Date and are solely attributable to the ownership and operation of the Assets by Seller prior to the Effective Date.

         16.8. Miscellaneous.

         The indemnities of Seller herein shall not cover or include any amounts for which Buyer may legally recoup from other third party owners without judicial process, or that for which Buyer is reimbursed by any third party. There shall be no upward or downward adjustment to the Purchase Price as a result of any matter for which Buyer or Seller is indemnified under this Agreement. The indemnities in this Agreement shall not relieve Buyer or Seller from any obligations to third parties. The indemnities of Seller and Buyer herein shall not relieve the indemnified party from, or extend to cover, any obligations of the indemnified party under the terms of any operating agreement or other cost-sharing arrangement which is applicable to any claim. With respect to any claim for which an indemnifying party may be required to provide partial or full indemnity, or for which a party may be obligated to defend in warranty, such party shall have the right, but not the obligation, to participate fully in the defense of any such claim. Reasonable attorneys' fees, court costs, interest, penalties, and other expenses incurred in connection with the defense of such claims shall be included in Seller's and Buyer's indemnities herein. All indemnities of Buyer and Seller herein shall extend to and cover the parent, subsidiary and affiliated companies and the officers, directors, employees, partners, and agents of the indemnified party and its parent, subsidiary and affiliated companies.

                           ARTICLE 17. GAS IMBALANCES

         Seller represents that, except as shown on Exhibit D, Seller is not obligated by virtue of (i) any prepayment arrangement, (ii) a "take-or-pay" or similar provision, (iii) a production payment, (iv) "gas balancing agreements", or (v) any other arrangement to deliver hydrocarbons produced from the Assets at some future time without then or thereafter receiving full payment therefor. If, prior to Closing, such a payment obligation is disclosed or discovered, Seller and Buyer shall meet and in good faith negotiate an appropriate purchase price adjustment. At Closing Buyer agrees to assume any asset or liability and obligation for gas production imbalances (whether over or under) attributable to the interest acquired hereunder as of the Effective Date. In assuming this liability at Closing, Buyer shall not be obligated to make any additional payment over the Purchase Price to Seller and Seller shall not be obligated to refund any of said price to reimburse Buyer for any over-balances existing at the time of sale. Buyer and Seller agree that the economic effect of the imbalances set forth on Exhibit D are included in the Purchase Price set forth in Section 3.1.

                             ARTICLE 18. ARBITRATION

         If a dispute arises out of or relates to this Agreement and if the dispute cannot be settled through good faith negotiation, Buyer and Seller hereby agree that such matter and/or dispute be arbitrated as set forth below:

         (a) The Parties shall jointly select a mutually acceptable person as the sole arbitrator under this Agreement. If the Parties are unable to agree upon the designation of a person as arbitrator, then either Seller or Buyer, or all of such Parties, may in writing request the Judge of the United States District Court of Dallas County, Texas, to appoint a qualified arbitrator;

         (b) Any arbitration hearing shall be held at a mutually agreeable location in Dallas, Texas, acceptable to the arbitrator;

         (c) the arbitrator shall settle disputes regarding existence and value of any Title Defect under Article 8. Title Defects, Termination and Adjustments, any dispute in connection with the Final Accounting under Article 3.4.(f) hereof or any other dispute in connection with this Purchase and Sale Agreement , in accordance with the Texas General Arbitration Act and the Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of such act and the terms hereof. The decision of the arbitrator shall be binding upon the parties, and may be enforced in any court of competent jurisdiction. Seller and Buyer, respectively, shall bear their own legal fees and other costs incurred in presenting their respective cases. The charges and expenses of the arbitrator shall be shared equally by Seller and Buyer;

         (d) the arbitration shall commence within ten (10) days after the arbitrator is selected as set forth in Article 18.(a) above. In fulfilling his duties hereunder, the arbitrator shall be bound by the terms of this Agreement. In fulfilling any of his arbitration duties, the arbitrator may consider such other matters as in the opinion of the arbitrator are necessary or helpful to make a proper evaluation. Additionally, the arbitrator may consult with and engage disinterested third parties, including, without limitation, petroleum engineers, accountants, attorneys and consultants, to advise the arbitrator;

         (e) if any arbitrator selected hereunder (whether selected by Seller and Buyer or the Judge) should die, resign or be unable to perform his duties hereunder, the parties or Judge selecting such arbitrator shall select a replacement arbitrator. The aforesaid procedure shall be followed from time to time as necessary.

                            ARTICLE 19. MISCELLANEOUS

         19.1. Public Announcements.

         The parties hereto agree that prior to Closing, prior to making any public announcement or statement with respect to the transaction contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other party hereto and exercise its best efforts to (i) agree upon the text of a joint public announcement or statement to be made by both of such parties; or (ii) obtain written approval of the other party hereto to the text of a public announcement or statement to be made solely by Seller or Buyer, as the case may be. Nothing contained in this paragraph shall be construed to require either party to obtain approval of the other party hereto to disclose information with respect to the transaction contemplated by this Agreement to any state or federal governmental authority or agency to the extent (i) required by applicable law or by any applicable rules, regulations or orders of any governmental authority or agency having jurisdiction; or (ii) necessary to comply with disclosure requirements of the London Stock Exchange or other recognized exchange or over the counter, and applicable securities laws.

         19.2. Filing and Recording of Assignments, etc.

         Buyer shall be solely responsible for all filings and recording of assignments and other documents related to the Assets and for all fees connected therewith, and upon request Buyer shall advise Seller of the pertinent recording data. Seller shall not be responsible for any loss to Buyer because of Buyer's failure to file or record documents correctly or promptly. Buyer shall promptly file all appropriate forms, declarations or bonds with federal and state agencies relative to its assumption of operations and Seller shall cooperate with Buyer in connection with such filings.

         19.3. Further Assurances and Records.

         (a) After the Closing each of the parties will execute, acknowledge and deliver to the other such further instruments, and take such other action, as may be reasonably requested in order to more effectively assure to said party all of the respective properties, rights, titles, interests, estates, and privileges intended to be assigned, delivered or inuring to the benefit of such party in consummation of the transactions contemplated hereby.

         (b) Buyer agrees to maintain the files and records of Seller that are acquired pursuant to this Agreement for seven (7) years after Closing. Buyer shall provide Seller and its representatives reasonable access to and the right to copy such files and records for the purposes of (i) preparing and delivering any accounting provided for under this Agreement and adjusting, prorating and settling the charges and credits provided for in this Agreement; (ii) complying with any law, rule or regulation affecting Seller's interest in the Assets prior to the Closing Date; (iii) preparing any audit of the books and records of any third party relating to Seller's interest in the Assets prior to the Closing Date, or responding to any audit prepared by such third parties; (iv) preparing tax returns; (v) responding to or disputing any tax audit; or (vi) asserting, defending or otherwise dealing with any claim or dispute under this Agreement.

         (c) Buyer agrees that within thirty (30) days after Closing or within thirty (30) days after operations are actually transferred, whichever is later, it will remove or cause to be removed the names and marks used by Seller and all variations and derivatives thereof and logos relating thereto from the Assets and will not thereafter make any use whatsoever of such names, marks and logos.

         (d) To the extent not obtained or satisfied as of Closing, Seller agrees to continue to use all reasonable efforts, but without any obligation to incur any cost or expense in connection therewith, and to cooperate with Buyer's efforts to obtain for Buyer (i) access to files, records and data relating to the Assets in the possession of third parties; and (ii) access to wells constituting a part of the Assets operated by third parties for purposes of inspecting same.

         (e) Buyer shall comply with all current and subsequently amended applicable laws, ordinances, rules, and regulations applicable to the Assets and shall promptly obtain and maintain all permits required by governmental authorities in connection with the Assets.

         19.4.    Notices.

         Except as otherwise expressly provided herein, all communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly given and received when actually delivered to the address of the parties to be notified as set forth below and addressed as follows:

                  If to Seller, as follows:

                           AmBrit Energy Corp.
                           8080 North Central, Suite 750
                           Dallas, Texas 75206
                           Attention:   Jim Buron
                           Phone: (214) 891-8870
                           Fax: (214) 891-8852


                  If to Buyer:

                           Castle Energy Company
                           Suite 250, One Radnor Corporate Center
                           Radnor, PA 19087
                           Attention: Rick Staedtler
                           Phone:  610-995-9400
                           Fax: 610-995-0409

Provided, however, that any notice required or permitted under this Agreement will be effective if given verbally within the time provided, so long as such verbal notice is followed by written notice thereof in the manner provided herein within twenty-four (24) hours following the end of such time period. Any party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

         19.5 No Guarantee of Operations.

         Buyer understands that operation of all or part of the Assets may be subject to operating agreements or other contracts governing the election or appointment of an Operator. Seller does not warrant or represent that Buyer will become Operator of any of the Assets. However, upon Buyer's execution of this Purchase and Sale Agreement and payment of the Performance Deposit provided for herein, Seller agrees that it will begin the process of attempting to obtain approvals for Buyer to take over as operator at Closing of the Assets that Operator currently operates.

         19.6. Incidental Expenses.

         Buyer shall bear and pay (i) all state or local government sales, transfer, gross proceeds, or similar taxes incident to or caused by the transfer of the Assets to Buyer, (ii) all documentary, transfer and other state and local government taxes incident to the transfer of the Assets to Buyer; and (iii) all filing, recording or registration fees for any assignment or conveyance delivered hereunder. Each party shall bear its own respective expenses incurred in connection with the negotiation and Closing of this transaction, including it own consultants' fees, attorneys' fees, accountants' fees, and other similar costs and expenses.

         19.7. Antitrust Laws.

         If the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") is applicable to this transaction, then each party shall have the responsibility for filing with the Federal Trade Commission and the Department of Justice their respective notifications and reports and any supplemental information which may be reasonably requested in connection with the HSR Act, which reports and notifications and supplemental information will comply in all material respects with the requirements of the HSR Act.

         19.8. Waiver.

         Any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the party waiving compliance. Except as otherwise expressly provided in this Agreement, the failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party's right to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

         19.9. Binding Effect; Assignment.

         All the terms, provisions, covenants, obligations, indemnities, representations, warranties and conditions of this Agreement shall be enforceable by the parties hereto and their respective successors and assigns. The rights of each party under this Agreement are personal to that party and may not be assigned or transferred to any other party, firm, corporation or other entity, without the prior, express and written consent of the other party, and such consent may be withheld for any reason, including convenience. Any attempt to assign this Agreement over the objection or without the express written consent of the other party shall be absolutely void. Seller may condition its consent to assign this Agreement on Buyer providing Seller with an appropriate guarantee of its assignee's performance. In the event Buyer sells or assigns all or a portion of the Assets, this Agreement shall remain in effect between Buyer and Seller as to all the Assets regardless of such assignment.

         19.10. Taxes.

         (a) Seller and Buyer agree that this transaction is not subject to the reporting requirement of Section 1060 of the Internal Revenue Code of 1986, as amended, and that, therefore, IRS Form 8594, Asset Acquisition Statement, is not required to be and will not be filed for this transaction. In the event the parties mutually agree that a filing of Form 8594 is required, the parties will confer and cooperate in the preparation and filing of their respective forms to reflect a consistent reporting of the agreed upon allocation.

         (b) Seller shall be responsible for and shall pay all taxes attributable to or arising from the ownership or operation of the Assets prior to the Effective Time. Buyer shall be responsible for and shall pay all taxes attributable to or arising from the ownership or operation of the Assets after the Effective Time. Any party which pays such taxes for the other party shall be entitled to prompt reimbursement upon evidence of such payment. Each party shall be responsible for its own federal income taxes, if any, as may result from this transaction.

         (c) If this transaction is determined to result in state sales or transfer taxes, Buyer shall be solely responsible for any and all such taxes due on the Assets acquired by Buyer by virtue of this transaction. If Buyer is assessed such taxes, Buyer shall promptly remit same to the taxing authority. If Seller is assessed such taxes, Buyer shall reimburse Seller for any such taxes paid by Seller to the taxing authority.

         19.11. Confidentiality of Agreement.

         This Agreement and the terms and provisions thereof, including the Purchase Price, shall be maintained confidential by Buyer and Seller until Closing; provided, however, that this Agreement and the terms and provisions thereof may be disclosed to Buyer's lenders, if any, and their consultants, who shall be required to keep such information confidential except as provided for in Article 18.1.

         19.12. Audits

         It is expressly understood and agreed that Seller retains its right to receive its proportionate share of the proceeds from any audits relating to activities prior to the Effective Time.

         19.13 Like-Kind Exchanges.

         Each party consents to the other party's assignment of its rights and obligations under this Agreement to its Qualified Intermediary (as that term is defined in Section 1.1031(k)-I(g)(4)(v) of the Treasury Regulations) in connection with effectuation of a like-kind exchange. However, Seller and Buyer acknowledge and agree that any assignment of this Agreement to a Qualified Intermediary does not release either party from any of their respective liabilities and obligations to each other under this Agreement. Each party agrees to cooperate with the other to attempt to structure the transaction as a like-kind exchange.

         19.14. Governing Law.

         THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS. THE PARTIES WAIVE THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES ACT, OTHER THAN SECTION 17.555 THEREOF WHICH IS NOT WAIVED. IN ORDER TO EVIDENCE ITS ABILITY TO GRANT SUCH WAIVER, BUYER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT BUYER (i) IS IN THE BUSINESS OF SEEKING OR ACQUIRING, BY PURCHASE OR LEASE, GOODS OR SERVICES FOR COMMERCIAL OR BUSINESS USE, (ii) HAS KNOWLEDGE

AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTION CONTEMPLATED HEREBY, AND (iii) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION.

         19.15. Entire Agreement.

         This Agreement embodies the entire agreement between the Parties and replaces and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof, whether written or oral. No other agreement, statement, or promise made by any party, or to any employee, officer or agent of any party, which is not contained in this Agreement shall be binding or valid. This Agreement may be supplemented, altered, amended, modified or revoked by writing only, signed by the Parties hereto. The headings herein are for convenience only and shall have no significance in the interpretation hereof. The Parties stipulate and agree that this Agreement shall be deemed and considered for all purposes, as prepared through the joint efforts of the Parties, and shall not be construed against one party or the other as a result of the preparation, submittal or other event of negotiation, drafting or execution thereof. It is understood and agreed that there shall be no third-party beneficiary of this Agreement, and that the provisions hereof do not impart enforceable rights in anyone who is not a party or a successor or assignee of a party hereto.

         19.16. Exhibits.

         All Exhibits and Schedules attached to this Agreement, and the terms of those Exhibits and Schedules which are referred to in this Agreement, are made a part hereof and incorporated herein by reference.

         19.17. Delivery of Files After Closing

         All files, documents, records, etc. relating to the Assets shall be provided by Seller to Buyer as soon as reasonably possible after the Closing Date at a location to be specified by Seller. Any transportation, postage, or delivery costs from Seller's offices shall be at Buyer's sole cost, risk and expense.

         19.18. Buyer's Covenants in Connection with the AmBrit/United Lawsuit

         Buyer, by its execution hereof, covenants and agrees that it will not compromise Seller's rights with regard to the revenues deposited into the registry of the court, as set out in Article 1.8.(a). hereof through compromise or settlement of the AmBrit/United Lawsuit. Should Buyer agree to a settlement of said lawsuit which would cause Seller to lose all or any portion of said revenues, either prior to or after

Closing, Buyer agrees that it will make Seller whole by paying Seller a sum of money equal to that deposited in the registry of the Court as set out above.

         19.19. Survival.

         All of the representations, warranties, covenants and agreements of or by the Seller shall survive for a period of one (1) year after Closing and the execution and delivery of the Assignment and Conveyance and shall thereafter terminate and be of no force or effect. All of the representations, warranties, covenants and agreements of or by Buyer shall survive Closing and the execution and delivery of the Assignment and Conveyance.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                      SELLER:

                                      AMBRIT ENERGY CORP.

                                      By:/s/Jim Buron
                                         -----------------------
                                            Jim Buron, President


                                      BUYER:

                                      CASTLE EXPLORATION COMPANY, INC.


                                      By: /s/Richard E. Staedtler
                                          ------------------------
                                             Richard E. Staedtler
                                             Chief Financial Officer